Exhibit 5.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-10 of Vox Royalty Corp. (the “Company”) for the registration of its common shares, debt securities, subscription receipts, warrants and units, or any combination thereof, of our report dated April 26, 2021, with respect to the consolidated financial statements of the Company as at and for the years ended December 31, 2020 and 2019.

/s/ McGovern Hurley LLP

McGovern Hurley LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

January 23, 2023